CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
(Pursuant to Section 3810(b) of the Delaware Statutory Trust Act)
     THE UNDERSIGNED, MGI Funds, a Delaware statutory trust organized under and in accordance with the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.), does hereby certify:
1.	Article FIRST of the Certificate of Trust is hereby amended in order to change the name of the Trust, by deleting the language thereof in its entirety and replaicing it with the following language:

The name of the statutory trust is: Mercer Funds (the “Trust”).

2.	This Certificate of Amendment shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 26th day of September, 2011.

MGI Funds a Delaware statutory trust
By:	/s/ Rich Nuzum
Rich Nuzum
Trustee